As filed with the Securities and Exchange Commission on October 1, 2018.

Registration No. 333-55438

Registration No. 333-62404

Registration No. 333-91458

Registration No. 333-97903

Registration No. 333-134512

Registration No. 333-152639

Registration No. 333-162109

Registration No. 333-203616

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-55438

FORM S-8 REGISTRATION STATEMENT NO. 333-62404

FORM S-8 REGISTRATION STATEMENT NO. 333-91458

FORM S-8 REGISTRATION STATEMENT NO.  333-97903

FORM S-8 REGISTRATION STATEMENT NO. 333-134512

FORM S-8 REGISTRATION STATEMENT NO. 333-152639

FORM S-8 REGISTRATION STATEMENT NO. 333-162109

FORM S-8 REGISTRATION STATEMENT NO. 333-203616

UNDER

THE SECURITIES ACT OF 1933

CoBiz Financial Inc.

(Exact name of registrant as specified in its charter)

Colorado	84-0826324
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1401 Lawrence St.

Suite 1200

Denver, Colorado 80202

(303) 312-3400

(Address of Principal Executive Offices) (Zip Code)

Incentive Stock Option Plan

1997 Incentive Stock Option Plan

1998 Stock Incentive Plan

2000 Employee Stock Purchase Plan

First Capital Bank of Arizona Amended and Restated 1995 Stock Option Plan

CoBiz Inc. Employees 401(k) Plan

CoBiz Inc. 2002 Equity Incentive Plan

CoBiz Inc. 2005 Equity Incentive Plan

CoBiz Financial Inc. 2005 Equity Incentive Plan

CoBiz Financial Inc. Employee Stock Purchase Plan

CoBiz Financial Inc. Amended and Restated 2005 Equity Incentive Plan

(Full title of the plan)

Steven Bangert

Chairman of the Board and Chief Executive Officer

CoBiz Financial Inc.

1401 Lawrence St.

Suite 1200

Denver, Colorado 80202

(303)  312-3400

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey R. Kesselman, Esq.

Sherman & Howard L.L.C.

633 17th Street, Suite 3000

Denver, Colorado 80202

(303) 297-2900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

On October 1, 2018, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 17, 2018, by and among CoBiz Financial Inc., a Colorado corporation (“CoBiz”), BOK Financial Corporation, an Oklahoma corporation (“BOK”), and BOKF Merger Corporation Number Sixteen (“Merger Sub”), an Oklahoma corporation and direct wholly-owned subsidiary of BOK, CoBiz merged with and into Merger Sub (the “Merger”), with Merger Sub as the surviving corporation in the Merger.  These post-effective amendments (these “Post-Effective Amendments”), filed by CoBiz, deregisters the shares of CoBiz common stock, par value $0.01 per share (the “Common Stock”) issuable under the following plans, which were registered on the following Registration Statements on Form S-8 filed by CoBiz (each, a “Registration Statement” and collectively, the “Registration Statements”) with the Securities and Exchange Commission (the “Commission”), and that remain unsold as of the date of these Post-Effective  Amendments:

•                  Registration Statement on Form S-8 (No. 333-55438), which was filed with the Commission on February 12, 2001, pertaining to the registration of 923,961 shares of Common Stock for issuance under the Incentive Stock Option Plan, the 1997 Incentive Stock Option Plan, the 1998 Stock Incentive Plan and the 2000 Employee Stock Purchase Plan;

•                  Registration Statement on Form S-8 (No. 333-62404), which was filed with the Commission on June 6, 2001, pertaining to the registration of 243,728 shares of Common Stock for issuance under the First Capital Bank of Arizona Amended and Restated 1995 Stock Option Plan;

•                  Registration Statement on Form S-8 (No. 333-91458), which was filed with the Commission on June 28, 2002, pertaining to the registration of 200,000 shares of Common Stock for issuance under the CoBiz Inc. Employees 401(k) Plan;

•                  Registration Statement on Form S-8 (No. 333-97903), which was filed with the Commission on August 9, 2002, pertaining to the registration of 650,000 shares of Common Stock for issuance under the CoBiz Inc. 2002 Equity Incentive Plan;

•                  Registration Statement on Form S-8 (No. 333-134512), which was filed with the Commission on May 26, 2006, pertaining to the registration of 1,250,000 shares of Common Stock for issuance under the CoBiz Inc. 2005 Equity Incentive Plan, as amended and restated by the CoBiz Financial Inc. Amended and Restated 2005 Equity Incentive Plan (as amended and restated, the “2005 Plan”);

•                  Registration Statement on Form S-8 (No. 333-152639), which was filed with the Commission on July 30, 2008, pertaining to the registration of 1,500,000 shares of Common Stock for issuance under the 2005 Plan;

•                  Registration Statement on Form S-8 (No. 333-162109), which was filed with the Commission on September 24, 2009, pertaining to the registration of 450,000 shares of Common Stock for issuance under the CoBiz Financial Inc. Employee Stock Purchase Plan (the “ESPP”);

•                  Registration Statement on Form S-8 (No. 333-203616), which was filed with the Commission on April 24, 2015, pertaining to the registration of 2,700,000 shares of Common Stock for issuance under the ESPP and the 2005 Plan.

As a result of the Merger, CoBiz has terminated all offerings of its Common Stock pursuant to its existing registration statements on file with the Commission, including each of the Registration Statements.  In accordance with undertakings made by CoBiz in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, CoBiz hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on October 1, 2018.

COBIZ FINANCIAL INC.

By:	/s/ Lyne Andrich
Name:	Lyne Andrich
Title:	Chief Operating Officer and Chief Financial Officer

In reliance on Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.

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